EXHIBIT 5

November 27, 2002

Markel Corporation
4521 Highwoods Parkway
Glen Allen, Virginia 23060

RE:    Registration Statement on Form S-8

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of Markel Corporation (the “Company”), relating to (i) 16,185 shares of the Company’s Common Stock, no par value (the “Octavian Plan Shares”), to be offered and sold pursuant to the Octavian Syndicate Management Limited 1996 Stock Option Plan (the “Octavian Plan”) and (ii) 23,815 shares of the Company’s Common Stock, no par value (the “1986 Plan Shares”), to be offered and sold pursuant to the Markel Corporation 1986 Stock Option Plan (the “1986 Plan”).

We have examined copies, certified or otherwise identified to our satisfaction, of the Octavian Plan and the 1986 Plan and such corporate records and other documents as we have considered necessary or appropriate for the purposes of this opinion and have made such inquiries of officers and representatives of the Company as to factual matters as we have considered relevant and necessary as a basis for this opinion. Based on the foregoing, we are of the opinion that the Octavian Plan Shares and the 1986 Plan Shares have been validly authorized and, when issued or sold in accordance with the terms of the Octavian Plan and 1986 Plan, respectively, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are persons whose consent is to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/ McGuireWoods LLP